Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FOURTH QUARTER AND

FULL-YEAR EARNINGS

Full-year 2009 results highlighted by:

•	Improved earnings driven by higher margins and strong demand in the Olefins segment

•	Generated cash from operating activities of $236 million

•	Ended the year with total cash balances of $347 million

Westlake Chemical today reported net income for the three months ended December 31, 2009 of $12.5 million, or $0.19 per diluted share, compared to a net loss of $109.6 million, or $1.67 loss per diluted share, reported for the fourth quarter of 2008. Sales for the three months ended December 31, 2009 of $630.0 million increased $32.9 million compared to sales of $597.1 million in the same period of 2008 primarily due to higher sales volumes for the company’s major products, partially offset by lower sales prices for PVC pipe, PVC resin and caustic. Income from operations was $23.0 million for the fourth quarter of 2009 compared to a loss of $165.8 million for the fourth quarter of 2008. The Company’s fourth quarter of 2008 income from operations was negatively impacted by significant inventory losses and expensing of unabsorbed fixed manufacturing costs totaling $168.0 million. The Olefins segment benefited from significantly higher operating rates and margins in the fourth quarter of 2009 as compared to the fourth quarter of 2008 largely as a result of a rebound in both domestic and export polyethylene demand. Vinyls operating rates and margins in the fourth quarter of 2009 continued to be negatively impacted by weakness in the construction markets.

Net income for the fourth quarter of 2009 of $12.5 million, or $0.19 per diluted share, decreased $17.3 million from the $29.8 million net income, or $0.45 per diluted share, reported for the third quarter of 2009. Fourth quarter 2009 income from operations was $23.0 million as compared to the $49.0 million reported for the third quarter of 2009, while net sales of $630.0 million decreased by $2.6 million from the $632.6 million reported for the third quarter of 2009. Sales for the fourth quarter of 2009 benefited from continued strength in both the domestic and export polyethylene markets. Vinyls downstream sales volumes, however, were negatively impacted by a seasonal slow down and continued weakness in construction markets. The decrease in income from operations in the fourth quarter of 2009 as compared to the third quarter of 2009 was primarily due to higher feedstock costs, which outpaced the increase in sales prices, and lower PVC pipe sales volumes. Fourth quarter 2009 net income benefited from an effective income tax rate of 19%, which was below the third quarter 2009 effective tax rate of 29%.

Albert Chao, President and Chief Executive Officer, said, “We achieved significant improvement in both earnings and cash flow in 2009 in spite of an economy which has not yet recovered from the global recession. We benefited from our aggressive cost reduction programs and have focused our capital expenditures on furthering our growth strategy. Our Olefins segment volumes and margins showed steady improvement during 2009 driven largely by strength in domestic and export polyethylene sales and margins. Construction markets, however, have not as yet rebounded from the recession, which negatively impacted our Vinyls operating results in 2009. While we will maintain a cautious outlook for 2010, we are pleased with the progress we made this year. We will continue to focus on cost control and conservative financial management, while seeking out opportunities to expand our business.”

For the year ended December 31, 2009, Westlake had net income of $53.0 million, or $0.80 per diluted share, on net sales of $2,325.7 million. This represents a positive net income change of $82.5 million, or $1.25 per diluted share, from the year ended December 31, 2008 net loss of $29.5 million, or $0.45 loss per diluted share, on net sales of $3,692.4 million. Sales for 2009 decreased $1,366.7 million primarily due to lower sales prices for all major products and lower sales volumes for all major products except caustic and styrene. Income from operations was $107.3 million for 2009 as compared to a loss from operations of $29.5 million for 2008. Income from operations benefited from significantly lower energy and feedstock costs in 2009. Our Olefins segment enjoyed strong demand in 2009 as polyethylene sales volume bounced back from the fourth quarter of 2008 primarily due to balanced industry supply and demand fundamentals for polyethylene in the U.S. market and strong export demand as U.S. ethane-based producers, such as our company, continue to enjoy a cost advantage over naphtha-based ethylene producers. In addition, Olefins margins were positively impacted by a gain from trading activities of $5.3 million in 2009 compared to a loss of $9.4 million in 2008. Our Vinyls segment margins in 2009 were negatively impacted by weak construction markets, increased chlorine costs, lower operating rates and lower caustic margins. Caustic margins were lower primarily as a result of a 43% decrease in industry caustic prices compared to 2008. The 2008 results were negatively impacted by the $165.8 million loss from operations in the fourth quarter of 2008, which included significant inventory losses and expensing of unabsorbed fixed manufacturing costs. In addition, the 2008 results were negatively affected by Hurricanes Gustav and Ike and higher feedstock, natural gas and electricity costs.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the fourth quarter of 2009 decreased $25.8 million to $56.1 million from $81.9 million in the third quarter of 2009. EBITDA for the fourth quarter of 2009 increased $191.9 million to $56.1 million compared to the negative EBITDA of $135.8 million in the fourth quarter of 2008. A reconciliation of EBITDA to reported net income (loss) and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Operating activities provided cash of $235.5 million in 2009 compared to $186.1 million in 2008. The increase in cash provided by operating activities was primarily due to the increase in income from operations in 2009 as compared to 2008 and a decrease in working capital. Cash used for investing activities, including capital additions, was $103.2 million in 2009, compared to $172.0 million in 2008. At December 31, 2009, the Company had $346.7 million of cash, including $101.1 million of restricted cash, and the Company’s long-term debt was $515.4 million. The restricted cash is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations of $55.1 million in the fourth quarter of 2009 for the olefins segment was $191.4 million higher than the $136.3 million loss in the fourth quarter of 2008. Polyethylene sales volumes, margins and operating rates were all higher in the fourth quarter of 2009 compared to the fourth quarter of 2008 primarily due to improved domestic and export demand. The fourth quarter 2008 results were negatively impacted by approximately $105.0 million due to inventory losses as a result of a sharp drop in product and feedstock prices and the expensing of unabsorbed fixed manufacturing costs related to a significant decrease in operating rates. Trading activity resulted in a gain of $1.7 million in the fourth quarter of 2009 compared to a loss of $1.6 million in the fourth quarter of 2008.

Income from operations for the fourth quarter of 2009 for the Olefins segment was $55.1 million, a decrease of $6.6 million from the $61.7 million reported in the third quarter of 2009. This decrease was primarily due to increased feedstock costs, which outpaced the increase in sales prices for our major olefins products.

Income from operations was $177.1 million in 2009 for the olefins segment compared to a loss from operations of $40.1 million in 2008, a positive change of $217.2 million. This increase was largely attributable to lower energy and feedstock costs, partially offset by lower sales prices for all major olefins products. In addition, trading activity resulted in a gain of $5.3 million for 2009 as compared to a loss of $9.4 million for 2008. Results for 2008 were negatively impacted by a $136.3 million loss from operations in the fourth quarter of 2008 due to inventory losses as a result of a sharp drop in product and feedstock prices and the expensing of unabsorbed fixed manufacturing costs related to a significant decrease in operating rates. Further, the 2008 loss from operations included the impact of Hurricanes Gustav and Ike, which caused two separate outages at the Lake Charles plant, and a styrene plant turnaround, also in Lake Charles.

VINYLS SEGMENT

The Vinyls segment reported a loss from operations of $29.2 million in the fourth quarter of 2009 compared to a loss from operations of $27.9 million in the fourth quarter of 2008, a decline of $1.3 million. Caustic margins were significantly lower in the fourth quarter of 2009 as compared to the fourth quarter of 2008 primarily due to a 78% drop in industry caustic prices. This decrease was partially offset by higher PVC resin and PVC pipe sales volumes in the fourth quarter of 2009 as compared to the fourth quarter of 2008. The results for the fourth quarter of 2008 were negatively impacted by approximately $63.0 million due to inventory losses from a sharp drop in feedstock and product prices and the expensing of unabsorbed fixed manufacturing costs due to a significant decrease in operating rates.

The Vinyls segment reported a loss from operations of $29.2 million in the fourth quarter of 2009 as compared to a loss from operations of $8.1 million in the third quarter of 2009. This change was primarily the result of higher feedstock costs and lower PVC pipe and caustic sales volumes, which were partially offset by higher caustic prices and PVC resin volumes. PVC pipe sales volumes and operating rates were lower in the fourth quarter largely due to seasonal reductions in customer inventories.

The Vinyls segment produced a loss from operations of $57.4 million in 2009 as compared to income from operations of $17.9 million in 2008, a decline of $75.3 million. This decrease was primarily attributable to a significant reduction in caustic margins due to a 43% drop in industry caustic prices compared to 2008, higher chlorine costs, lower operating rates, lower sales prices for all of our major vinyls products and the continued weakness in the construction markets.

The statements in this release relating to matters that are not historical facts, including statements regarding cost control, financial management and opportunities to expand Westlake’s business, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC in February 2009.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income (loss) and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s fourth quarter results will be held Tuesday, February 23, 2010 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (800) 798-2796, or (617) 614-6204 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 44746255.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EST on Tuesday, March 2, 2010. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 35127021.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID =2692957 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands of dollars, except per share data and shares outstanding)
Net sales	$630,036	$597,108	$2,325,723	$3,692,353
Cost of sales	583,172	732,691	2,130,595	3,622,985

Gross profit (loss)	46,864	(135,583)	195,128	69,368

Selling, general and administrative expenses	23,902	30,180	87,871	98,908

Income (loss) from operations	22,962	(165,763)	107,257	(29,540)

Interest expense	(8,794)	(8,049)	(34,957)	(33,957)
Other income (expense), net	1,217	(399)	6,453	5,475

Income (loss) before income taxes	15,385	(174,211)	78,753	(58,022)

Provision for (benefit from) income taxes	2,932	(64,644)	25,758	(28,479)

Net income (loss)	$12,453	$(109,567)	$52,995	$(29,543)

Earnings (loss) per share
Basic	$0.19	$(1.67)	$0.80	$(0.45)
Diluted	$0.19	$(1.67)	$0.80	$(0.45)

Weighted average shares outstanding
Basic	65,979,476	65,655,868	65,914,404	65,623,764

Diluted	66,168,530	65,655,868	66,012,693	65,623,764

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2009	December 31, 2008
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$245,592	$90,239
Accounts receivable, net	339,796	347,323
Inventories, net	369,417	327,967
Other current assets	33,573	33,460

Total current assets	988,378	798,989
Property, plant and equipment, net	1,194,311	1,197,452
Restricted cash	101,149	134,432
Other assets, net	162,518	156,116

Total assets	$2,446,356	$2,286,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$286,566	$212,288
Long-term debt	515,400	510,319
Other liabilities	359,408	325,322

Total liabilities	1,161,374	1,047,929

Stockholders’ equity	1,284,982	1,239,060

Total liabilities and stockholders’ equity	$2,446,356	$2,286,989

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended December 31,
	2009	2008
	(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$52,995	$(29,543)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	123,199	111,926
Deferred income taxes	31,207	(13,879)
Other balance sheet changes	28,121	117,585

Net cash provided by operating activities	235,522	186,089

Cash flows from investing activities
Additions to property, plant and equipment	(99,769)	(172,561)
Acquisition of business	(6,297)	—
Proceeds from disposition of assets	3,255	808
Proceeds from involuntary conversion of assets	484	—
Settlements of derivative instruments	(859)	(199)

Net cash used for investing activities	(103,186)	(171,952)

Cash flows from financing activities
Proceeds from exercise of stock options	879	208
Dividends paid	(14,510)	(13,456)
Proceeds from borrowings	—	851,635
Repayments of borrowings	—	(852,812)
Utilization of restricted cash	38,851	68,248
Capitalized debt issuance costs	(2,203)	(2,635)

Net cash provided by financing activities	23,017	51,188

Net increase in cash and cash equivalents	155,353	65,325
Cash and cash equivalents at beginning of period	90,239	24,914

Cash and cash equivalents at end of period	$245,592	$90,239

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands of dollars)

Net external sales
Olefins	$461,167	$396,078	$1,611,451	$2,547,924
Vinyls	168,869	201,030	714,272	1,144,429

	$630,036	$597,108	$2,325,723	$3,692,353

Income (loss) from operations
Olefins	$55,088	$(136,291)	$177,101	$(40,145)
Vinyls	(29,156)	(27,875)	(57,445)	17,877
Corporate and other	(2,970)	(1,597)	(12,399)	(7,272)

	$22,962	$(165,763)	$107,257	$(29,540)

Depreciation and amortization
Olefins	$21,322	$21,714	$82,952	$78,227
Vinyls	10,419	8,633	39,843	33,501
Corporate and other	148	52	404	198

	$31,889	$30,399	$123,199	$111,926

Other income (expense), net
Olefins	$25	$(59)	$440	$8
Vinyls	533	(68)	478	162
Corporate and other	659	(272)	5,535	5,305

	$1,217	$(399)	$6,453	$5,475

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME (LOSS) AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2009	2008	2009	2008
	(In thousands of dollars)

EBITDA	$81,888	$56,068	$(135,763)	$236,909	$87,861
Less:
Provision for (benefit from) income taxes	11,941	2,932	(64,644)	25,758	(28,479)
Interest expense	8,772	8,794	8,049	34,957	33,957
Depreciation and amortization	31,409	31,889	30,399	123,199	111,926

Net income (loss)	29,766	12,453	(109,567)	52,995	(29,543)
Changes in operating assets and liabilities	(8,407)	6,192	236,045	151,320	229,511
Deferred income taxes	38,745	3,421	(16,975)	31,207	(13,879)

Net cash provided by operating activities	$60,104	$22,066	$109,503	$235,522	$186,089

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2009 vs. Fourth Quarter 2008			Fourth Quarter 2009 vs. Third Quarter 2009
	Average Sales Price	Volume		Average Sales Price	Volume
Olefins	+1.6%	+14.9%		+5.4%	-0.8%
Vinyls	-39.0%	+23.0%		+5.1%	-17.0%
Company	-12.1%	+17.6%		+5.3%	-5.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 2008	March 2009	June 2009	September 2009	December 2009
Ethane (cents/lb)	14.1	12.0	14.5	15.9	22.3
Propane (cents/lb)	18.9	16.0	17.3	20.6	25.8
Ethylene (cents/lb) (2)	39.2	31.5	31.5	32.3	40.5
Polyethylene (cents/lb) (3)	71.3	65.0	68.0	72.3	75.0
Styrene (cents/lb) (4)	55.6	40.4	46.2	56.5	55.3
Caustic ($/ short ton) (5)	970.0	821.7	368.3	171.7	216.7
Chlorine ($/ short ton) (6)	236.7	175.0	204.2	388.3	385.0
PVC (cents/lb) (7)	51.0	45.7	48.5	54.5	56.7

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North American contract prices of PVC over the period as reported by CMAI. During 2008, CMAI made a 16 cent per pound downward, non-market related adjustment to PVC resin prices.